Exhibit 99.1

Company / Investor Contact: Tom Wirth EVP & CFO 610-832-7434 tom.wirth@bdnreit.com

Brandywine Realty Trust Announces Fourth Quarter and Full Year 2017 Results

And Revises 2018 Guidance

Philadelphia, PA, January 25, 2018 — Brandywine Realty Trust (NYSE:BDN) today reported its financial and operating results for the three and twelve-month periods ended December 31, 2017.

Management Comments

“The final quarter of 2017 was very active for Brandywine and we finished the year achieving or exceeding many of our business goals,” stated Jerry Sweeney, President and Chief Executive Officer for Brandywine Realty Trust.  “Our fourth quarter operating metrics allowed us to exceed our rental rate mark-to-market and tenant retention while keeping our capital costs down.  We are also pleased to announce a strong start to 2018 with the sale of our interests in evo at Cira Centre South for $197.5 million, a student housing project located in Philadelphia, in which we had a 50% ownership interest. The sale represents another very successful joint venture development project generating a $25.3 million gain and generating over a 20% annual rate of return on our invested equity. We also took advantage of the favorable public debt market to raise $550 million of unsecured bonds and prepaid $325 million of 2018 bonds, which lowered our average borrowing cost to 4.0% and lengthened our weighted-average debt maturities to 7.7 years. In addition, we utilized our continuous equity offering program to raise $51.6 million at an average price of $18.19 per share. These transactions demonstrate our priority to continually improve our balance sheet metrics and financial position and we have now pre-funded all of our 2018 balance sheet obligations.  Based on our sale of evo and equity issuance, we are adjusting our 2018 FFO guidance from $1.36-$1.46 per share to $1.33-$1.43 per share.”

Fourth Quarter 2017 Highlights

Financial Results

▪

Net income allocated to common shareholders; $73.1 million, or $0.41 per diluted share.  Our fourth quarter results include net gains on sale of real estate totaling $75.4 million, or $0.43 per diluted share and includes one-time charges related to liability management totaling $3.9 million for early extinguishment of 2018 bonds, incremental interest totaling $0.8 million related to the make-whole provisions of our 2018 bonds, and $1.3 million related to the sale of properties in our joint venture located in Austin, Texas.

▪

Funds from Operations (FFO); $53.7 million, or $0.30 per diluted share.  Our fourth quarter results include one-time charges related to liability management totaling $3.9 million for early extinguishment of 2018 bonds, incremental interest totaling $0.8 million related to the make-whole provisions of our 2018 bonds, and $1.3 million related to the sale of properties in our joint venture located in Austin, Texas.

Portfolio Results

▪	Core portfolio was 92.9% occupied and 94.3% leased.
▪	Signed approximately 893,000 square feet of new and renewal leases.
▪	Achieved 90% tenant retention ratio for the fourth quarter and 75% for 2017.
▪	Rental rate mark-to-market increased 19.3% on a GAAP basis and increased 4.6% on a cash basis.
▪	Same store net operating income growth: (2.3%) on a GAAP basis and 3.3% on a cash basis.

2929 Walnut Street, Suite 1700, Philadelphia, PA 19104 Phone: (610) 325-5600 • Fax: (610) 325-5622

Recent Transaction Activity

2018 Business Plan Revisions

▪	Net Disposition Target: $100.0 million increase to our disposition target due to the sale of our interests in evo at Cira Centre South.

Joint Venture Activity

▪

On January 10, 2018, the evo at Cira Centre South Venture, a real estate venture in which we owned a 50% interest, sold its 347-unit residential property in Philadelphia, Pennsylvania, at a gross sales price of $197.5 million. We received net cash proceeds of $43.0 million after closing costs and related debt payoffs and recorded a gain of $25.3 million.

▪

On January 5, 2018, we exchanged our 20% interest in Seven Tower Bridge, a real estate venture which owns an undeveloped land parcel in Conshohocken, Pennsylvania encumbered by $14.6 million of debt for the remaining 35% interest in Four Tower Bridge, a real estate venture which owns an office property containing 86,021 square feet in Conshohocken, Pennsylvania encumbered by $9.7 million of debt.  The estimated gain on the transaction is $9.7 million.

▪

As previously announced, on October 18, 2017, our joint venture in Austin, Texas, a real estate venture in which we own a 50% interest, sold five office portfolios containing an aggregate of approximately 1,164,500 square feet located in Austin, Texas for a gross sales price of $333.3 million. These properties were encumbered with $151.4 million of first mortgage financing.  After closing costs and related debt payoffs, we received net cash proceeds totaling approximately $86.4 million.  These properties were 86% occupied and 95% leased at September 30, 2017. Net cash proceeds were used to lower the outstanding balance on our unsecured line of credit.  As a result of these property sales, we incurred a one-time charge of approximately $1.3 million for the early extinguishment of debt and recorded a net gain totaling $52.2 million.

Dispositions

▪

On November 22, 2017, we completed the previously announced sale of five buildings in Newtown Square, Pennsylvania for $42.0 million.  The buildings total approximately 253,000 square feet and we received net cash proceeds of $40.5 million and recorded a gain of $19.6 million.  Net cash proceeds were used to lower the outstanding balance on our unsecured line of credit.

▪

As previously announced, we completed the sale of a 150,000 square foot office building located at 630 Allendale Road in King of Prussia, Pennsylvania for $17.5 million.  We received net cash proceeds of $16.6 million and recorded a gain of $3.6 million.  Net cash proceeds were used to lower the outstanding balance on our unsecured line of credit.

Development/Redevelopment Acquisitions

Schuylkill Yards/One Drexel Plaza

▪

As previously announced, on October 13, 2017, we acquired a leasehold interest in an office building known as One Drexel Plaza in Philadelphia, Pennsylvania, containing approximately 283,000 rentable square feet for a gross purchase price of $35.0 million. The acquisition represents an investment in our Schuylkill Yards development and the property will be repositioned over the next 12-18 months. The acquisition was funded from borrowings under our unsecured line of credit.

Austin, Texas Development

▪

As previously announced, on October 2, 2017, we signed a 165,000 square foot, 10-year lease for a build-to-suit property located in our project at Four Points in Austin, Texas.  We commenced construction on the 100% pre-leased building in October 2017. Estimated project costs total $48.2 million, with delivery anticipated in the first quarter 2019.  We expect to fund the project with available cash balances and/or our unsecured line of credit.

Guaranteed Note Transaction Highlights

▪

On November 17, 2017, we issued $450.0 million of 3.95% ten-year guaranteed notes and $100.0 million 3.95% guaranteed notes due February 2023, realizing net proceeds of approximately $544.5 million. The $100.0 million of 3.95% guaranteed notes due February 2023 were issued at approximately 102.5% of their principal amount resulting in an effective yield to maturity of 3.40% and will be additive to the $250.0 million guaranteed notes that were issued in December 2012 with the same maturity date.

▪

On November 16, 2017, we completed a $113.4 million tender offer of our 4.95% Guaranteed Notes due April 2018 (the “2018 Notes”) and on December 18, 2017, we redeemed $211.6 million of 2018 Notes not previously retired through the tender offer.

▪

As a result of the above transactions, we incurred approximately $4.7 million, or $0.03 per diluted share, of net one-time charges primarily related to the $3.9 million write-off of unamortized deferred financing costs and redemption costs associated with the early redemption of our 2018 Notes and $0.8 million of incremental interest related to the make-whole provisions of our 2018 Notes.

2017 Finance / Capital Markets Activity

▪	During the fourth quarter of 2017 and the first quarter of 2018, we issued approximately 2.9 million shares under our continuous equity offering program raising $51.6 million in net proceeds.
▪	We have no outstanding balance on our $600.0 million unsecured revolving credit facility as of December 31, 2017.
▪	We have $202.2 million of cash and cash equivalents on-hand as of December 31, 2017.

Results for the Three and Twelve-Month Periods Ended December 31, 2017

Net income allocated to common shares totaled $73.1 million, or $0.41 per diluted share, in the fourth quarter of 2017 compared to a net loss of ($14.1) million or ($0.08) per share in the fourth quarter of 2016.  Our fourth quarter 2017 results include net gains on sale of real estate totaling $75.4 million, or $0.43 per diluted share and one-time charges related to liability management totaling $3.9 million for early extinguishment of 2018 bonds, incremental interest totaling $0.8 million related to the make-whole provisions of our 2018 bonds, and $1.3 million related to the sale of properties in our joint venture located in Austin, Texas.  Our fourth quarter 2016 results included impairment charges on real estate and unimproved land totaling $27.4 million, or ($0.16) per share.

FFO available to common shares and units in the fourth quarter of 2017 totaled $53.7 million or $0.30 per diluted share versus $63.0 million or $0.35 per diluted share in the fourth quarter of 2016.  Our fourth quarter 2017 results include one-time charges related to liability management totaling $3.9 million for early extinguishment of 2018 bonds, incremental interest totaling $0.8 million related to the make-whole provisions of our 2018 bonds, and $1.3 million related to the sale of properties in our joint venture located in Austin, Texas.  Our fourth quarter 2016 results included $3.5 million, or $0.02 per share, from a net gain, after impairments on unimproved land.  Our fourth quarter 2017 payout ratio ($0.16 common share distribution / $0.30 FFO per diluted share) was 53.3%.

Net income allocated to common shares totaled $115.3 million or $0.65 per diluted share for twelve months of 2017 compared to net income of $33.0 million or $0.19 per diluted share in the twelve months of 2016.  Our 2017 results include net gains on sale of real estate totaling $75.4 million, or $0.43 per diluted share and one-time charges related to liability management totaling $3.9 million for early extinguishment of 2018 bonds, incremental interest totaling $0.8 million related to the make-whole provisions of our 2018 bonds, and $1.3 million related to the sale of properties in our joint venture located in Austin, Texas.  Our 2016 results included provisions for impairment of real estate totaling $40.5 million, or ($0.23) per share.

Our FFO available to common shares and units for the twelve months ended 2017 totaled $229.2 million, or $1.29 per diluted share, compared to our FFO available to common shares and units for the twelve months of 2016, which totaled $167.0 million, or $0.94 per diluted share.  Our 2017 results include net gains on sale of real estate totaling $75.4 million, or $0.43 per diluted share and one-time charges related to liability management totaling $3.9 million for early extinguishment of 2018 bonds, incremental interest totaling $0.8 million related to the make-whole provisions of our 2018 bonds, and $1.3 million related to the sale of properties in our joint venture located in Austin, Texas.  Our 2016 results include a $66.6 million, or $0.38 per share, charge for the early extinguishment of debt related to our sale of our Cira Square property located in Philadelphia, Pennsylvania and $3.5 million, or $0.02 per share, from net gains/impairments on undeveloped land.  Excluding the early extinguishment of debt and net gain, after impairments, on unimproved land, FFO available to common shares and units in the twelve months of 2016 totaled $230.1 million, or $1.30 per diluted share.  Our 2017 FFO payout ratio ($0.64 common share distribution / $1.29 FFO per diluted share) was 49.6%.

Operating and Leasing Activity

In the fourth quarter of 2017, our Net Operating Income (NOI) excluding termination revenues and other income items decreased 2.3% on a GAAP basis and increased 3.3% on a cash basis for our 83 same store properties, which were 93.2% and 94.8% occupied on December 31, 2017 and December 31, 2016, respectively.

We leased approximately 893,000 square feet and commenced occupancy on 400,000 square feet during the fourth quarter of 2017.  The fourth quarter occupancy activity includes 133,000 square feet of renewals, 168,000 square feet of new leases and 99,000 square feet of tenant expansions.  We have an additional 215,000 square feet of executed new leasing scheduled to commence subsequent to December 31, 2017.

We achieved a 90% tenant retention ratio in our core portfolio with net absorption of 141,000 square feet during the fourth quarter of 2017.  Fourth quarter rental rate growth increased 19.3% as our renewal rental rates increased 11.2% and our new lease/expansion rental rates increased 28.4%, all on a GAAP basis.

At December 31, 2017, our core portfolio of 87 properties comprising 15.6 million square feet was 92.9% occupied and we are now 94.3% leased (reflecting new leases commencing after December 31, 2017).

Distributions

On December 7, 2017, our Board of Trustees declared a quarterly cash dividend of $0.18 per common share and OP Unit that was paid on January 23, 2018 to holders of record on January 9, 2018.  The quarterly dividend is equivalent to an annual rate of $0.72 per share representing a 12.5% increase from the previous annual dividend rate of $0.64 per share.

2018 Earnings and FFO Guidance

Based on current plans and assumptions and subject to the risks and uncertainties more fully described in our Securities and Exchange Commission filings, we are adjusting our 2018 net income guidance of $0.34 - $0.44 to $0.29 - $0.39 per diluted share and 2018 FFO guidance of $1.36 - $1.46 to $1.33 - $1.43 per diluted share.  This guidance is provided for informational purposes and is subject to change.  The following is a reconciliation of the calculation of 2018 FFO and earnings per diluted share:

Guidance for 2018		Range

Income per diluted share allocated to common shareholders	$0.29	to	$0.39
Plus: real estate depreciation, amortization	1.04		1.04

FFO per diluted share	$1.33	to	$1.43

Our 2018 FFO key assumptions to include:

▪	Core Occupancy improving to a range of 94-95% by year-end 2018 and 95-96% leased;
▪	Average Same-Store Occupancy of 92.6% during 2018 versus 93.5% during 2017;
▪	8-10% GAAP increase in overall lease rates during 2018 with a resulting (1)-1% (decrease)/increase in 2018 same store GAAP NOI;
▪	(2)-2% cash (decrease)/increase in overall lease rates during 2018 with a resulting 1-3% increase in 2018 same store cash NOI growth;
▪	Speculative Revenue Target: $26.3 million, 75% achieved;
▪	$0.18 per share quarterly dividend;
▪	No acquisition activity;
▪	$100 million sales activity;

▪	One development start; and
▪	Annual earnings and FFO per diluted share based on 181.5 million fully diluted weighted average common shares.

About Brandywine Realty Trust

Brandywine Realty Trust (NYSE: BDN) is one of the largest, publicly traded, full-service, integrated real estate companies in the United States with a core focus in the Philadelphia, Washington, D.C., and Austin markets.  Organized as a real estate investment trust (REIT), we own, develop, lease and manage an urban, town center and transit-oriented portfolio comprising 185 properties and 25.3 million square feet as of December 31, 2017, which excludes assets held for sale.  Our purpose is to shape, connect and inspire the world around us through our expertise, the relationships we foster, the communities in which we live and work, and the history we build together.  For more information, please visit www.brandywinerealty.com.

Conference Call and Audio Webcast

BDN management will discuss 2017 financial results and earnings guidance for fiscal 2018 on Friday, January 26, 2018 at 9:00 a.m. EDT.  The conference call can be accessed by dialing 1-833-818-6810 and providing conference ID: 6578749.  Beginning two hours after the conference call, a taped replay of the call can be accessed through Friday, February 9, 2018, by calling 1-855-859-2056 and entering access code 6578749.  The conference call can also be accessed via a webcast on our website at www.brandywinerealty.com.

Looking Ahead – First Quarter 2018 Conference Call

We anticipate we will release our first quarter 2018 earnings on Thursday, April 19, 2018, after the market close and will host our first quarter 2018 conference call on Friday, April 20, 2018 at 9:00 a.m. Eastern Time.  We expect to issue a press release in advance of these events to reconfirm the dates and times and provide all related information.

Forward-Looking Statements

Estimates of future earnings per share, FFO per share, common share dividend distributions and certain other statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our and our affiliates’ actual results, performance, achievements or transactions to be materially different from any future results, performance, achievements or transactions expressed or implied by such forward-looking statements.  Such risks, uncertainties and other factors relate to, among others: our ability to lease vacant space and to renew or relet space under expiring leases at expected levels; competition with other real estate companies for tenants; the potential loss or bankruptcy of major tenants; interest rate levels; the availability of debt, equity or other financing; risks of acquisitions, dispositions and developments, including the cost of construction delays and cost overruns; unanticipated operating and capital costs; our ability to obtain adequate insurance, including coverage for terrorist acts; dependence upon certain geographic markets; and general and local economic and real estate conditions, including the extent and duration of adverse changes that affect the industries in which our tenants operate. The declaration and payment of future dividends (both timing and amount) is subject to the determination of our Board of Trustees, in its sole discretion, after considering various factors, including the Company's financial condition, historical and forecast operating results, and available cash flow, as well as any applicable laws and contractual covenants and any other relevant factors. The Company's practice regarding payment of dividends may be modified at any time and from time to time.  Additional information on factors which could impact us and the forward-looking statements contained herein are included in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2016. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events except as required by law.

Non-GAAP Supplemental Financial Measures

We compute our financial results in accordance with generally accepted accounting principles (GAAP).  Although FFO and NOI are non-GAAP financial measures, we believe that FFO and NOI calculations are helpful to shareholders and potential investors and are widely recognized measures of real estate investment trust performance.  At the end of this press release, we have provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measure.

Funds from Operations (FFO)

We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than us.  NAREIT defines FFO as net income (loss) before non-controlling interests and excluding gains (losses) on sales of depreciable operating property, impairment losses on depreciable consolidated real estate, impairment losses on investments in unconsolidated real estate ventures and extraordinary items (computed in accordance with GAAP); plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after similar adjustments for unconsolidated joint ventures.  Net income, the GAAP measure that we believe to be most directly comparable to FFO, includes depreciation and amortization expenses, gains or losses on property sales, extraordinary items and non-controlling interests.  To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in the financial statements included elsewhere in this release.  FFO does not represent cash flow from operating activities (determined in accordance with GAAP) and should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as an indication of our financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders.

Net Operating Income (NOI)

NOI is a financial measure equal to net income available to common shareholders, the most directly comparable GAAP financial measure, plus corporate general and administrative expense, depreciation and amortization, interest expense, non-controlling interest in the Operating Partnership and losses from early extinguishment of debt, less interest income, development and management income, gains from property dispositions, gains on sale from discontinued operations, gains on early extinguishment of debt, income from discontinued operations, income from unconsolidated joint ventures and non-controlling interest in property partnerships. In some cases we also present NOI on a cash basis, which is NOI after eliminating the effects of straight-lining of rent and deferred market intangible amortization. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. NOI should not be considered an alternative to net income as an indication of our performance or to cash flows as a measure of the Company's liquidity or its ability to make distributions. NOI is a useful measure for evaluating the operating performance of our properties, as it excludes certain components from net income available to common shareholders in order to provide results that are more closely related to a property's results of operations. NOI is used internally to evaluate the performance of our operating segments and to make decisions about resource allocations.  We concluded that NOI provides useful information to investors regarding our financial condition and results of operations, as it reflects only the income and expense items incurred at the property level, as well as the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and development activity on an unlevered basis.

Core Portfolio

Our core portfolio is comprised of our wholly-owned properties, excluding any properties currently in development, re-development or re-entitlement.

BRANDYWINE REALTY TRUST

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2017	2016
ASSETS	(unaudited)
Real estate investments:
Operating properties	$3,832,348	$3,586,295
Accumulated depreciation	(895,091)	(852,476)
Operating real estate investments, net	2,937,257	2,733,819
Construction-in-progress	121,188	297,462
Land held for development	98,242	150,970
Total real estate investments, net	3,156,687	3,182,251
Assets held for sale, net	392	41,718
Cash and cash equivalents	202,179	193,919
Accounts receivable, net of allowance of $3,467 and $2,373 in 2017 and 2016, respectively	17,938	12,446
Accrued rent receivable, net of allowance of $13,645 and $13,743 in 2017 and 2016, respectively	169,760	149,624
Investment in real estate ventures, at equity	194,621	281,331
Deferred costs, net	96,695	91,342
Intangible assets, net	64,972	72,478
Other assets	92,204	74,104
Total assets	$3,995,448	$4,099,213
LIABILITIES AND BENEFICIARIES' EQUITY
Mortgage notes payable, net	$317,216	$321,549
Unsecured term loans, net	248,429	248,099
Unsecured senior notes, net	1,365,183	1,443,464
Accounts payable and accrued expenses	107,074	103,404
Distributions payable	32,456	30,032
Deferred income, gains and rent	42,593	31,620
Acquired lease intangibles, net	20,274	18,119
Liabilities related to assets held for sale	-	81
Other liabilities	15,623	19,408
Total liabilities	$2,148,848	$2,215,776

Brandywine Realty Trust's Equity:
Preferred Shares (shares authorized-20,000,000)
6.90% Series E Preferred Shares, $0.01 par value; issued and outstanding- 0 in 2017 and 4,000,000 in 2016	-	40
Common Shares of Brandywine Realty Trust's beneficial interest, $0.01 par value; shares authorized 400,000,000; 178,285,236 and 175,140,760 issued and outstanding in 2017 and in 2016, respectively	1,784	1,752
Additional paid-in-capital	3,218,564	3,258,870
Deferred compensation payable in common shares	11,304	13,684
Common shares in grantor trust, 894,736 in 2017, 899,457 in 2016	(11,304)	(13,684)
Cumulative earnings	660,174	539,319
Accumulated other comprehensive income (loss)	2,399	(1,745)
Cumulative distributions	(2,053,741)	(1,931,892)
Total Brandywine Realty Trust's equity	1,829,180	1,866,344
Non-controlling interests	17,420	17,093
Total beneficiaries' equity	1,846,600	1,883,437
Total liabilities and beneficiaries' equity	$3,995,448	$4,099,213

BRANDYWINE REALTY TRUST

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Revenue
Rents	$104,887	$103,181	$412,333	$421,505
Tenant reimbursements	18,808	17,314	72,620	70,629
Termination fees	357	880	2,370	2,339
Third party management fees, labor reimbursement and leasing	7,862	8,983	28,345	26,674
Other	1,430	1,728	4,825	4,316
Total revenue	133,344	132,086	520,493	525,463
Operating expenses:
Property operating expenses	39,888	38,718	150,835	152,926
Real estate taxes	11,142	11,319	45,204	46,252
Third party management expenses	2,569	3,098	9,960	10,270
Depreciation and amortization	46,773	46,940	179,357	189,676
General and administrative expenses	6,741	5,885	28,538	26,596
Provision for impairment	-	27,448	3,057	40,517
Total operating expenses	107,113	133,408	416,951	466,237
Operating income (loss)	26,231	(1,322)	103,542	59,226
Other income (expense)
Interest income	478	266	1,113	1,236
Interest expense	(20,413)	(20,374)	(81,886)	(84,708)
Interest expense - amortization of deferred financing costs	(628)	(633)	(2,435)	(2,696)
Interest expense - financing obligation	-	-	-	(679)
Equity in loss of Real Estate Ventures	(2,919)	(2,180)	(8,306)	(11,503)
Net gain on disposition of real estate	23,246	2,358	31,657	116,983
Net gain on sale of undepreciated real estate	-	9,044	953	9,232
Net gain on real estate venture transactions	52,186	471	80,526	20,000
Loss on early extinguishment of debt	(3,933)	-	(3,933)	(66,590)
Net income (loss) before income taxes	74,248	(12,370)	121,231	40,501
Income tax (provision) benefit	(404)	-	628	-
Net income (loss)	73,844	(12,370)	121,859	40,501
Net (income) loss attributable to non-controlling interests	(625)	115	(1,009)	(310)
Net income (loss) attributable to Brandywine Realty Trust	73,219	(12,255)	120,850	40,191
Distribution to preferred shareholders	-	(1,725)	(2,032)	(6,900)
Preferred share redemption charge	-	-	(3,181)	-
Nonforfeitable dividends allocated to unvested restricted shareholders	(82)	(78)	(327)	(341)
Net income (loss) attributable to Common Shareholders of Brandywine Realty Trust	$73,137	$(14,058)	$115,310	$32,950

PER SHARE DATA
Basic income (loss) per common share	$0.42	$(0.08)	$0.66	$0.19
Basic weighted average shares outstanding	175,985,156	175,140,760	175,484,350	175,018,163

Diluted income (loss) per common share	$0.41	$(0.08)	$0.65	$0.19
Diluted weighted average shares outstanding	177,426,365	175,140,760	176,808,166	176,010,814

BRANDYWINE REALTY TRUST

FUNDS FROM OPERATIONS

(unaudited, in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Reconciliation of Net Income to Funds from Operations:
Net income (loss) attributable to common shareholders	$73,137	$(14,058)	$115,310	$32,950
Add (deduct):
Net income (loss) attributable to non-controlling interests - LP units	621	(118)	980	295
Nonforfeitable dividends allocated to unvested restricted shareholders	82	78	327	341
Net gain on real estate venture transactions	(52,186)	(471)	(80,526)	(20,000)
Net gain on disposition of real estate	(23,246)	(2,358)	(31,657)	(116,983)
Provision for impairment	-	21,860	2,730	34,929
Other than temporary impairment of equity method investment	-	-	4,844	-
Company's share of impairment of an unconsolidated real estate venture	-	-	-	5,238
Depreciation and amortization:
Real property	38,208	34,171	142,548	135,094
Leasing costs including acquired intangibles	8,207	12,667	35,920	54,195
Company’s share of unconsolidated real estate ventures	9,117	11,427	39,622	41,612
Partners’ share of consolidated real estate ventures	(54)	(59)	(231)	(235)
Funds from operations	$53,886	$63,139	$229,867	$167,436
Funds from operations allocable to unvested restricted shareholders	(137)	(176)	(648)	(457)
Funds from operations available to common share and unit holders (FFO)	$53,749	$62,963	$229,219	$166,979

FFO per share - fully diluted	$0.30	$0.35	$1.29	$0.94

Weighted-average shares/units outstanding - fully diluted	178,906,164	177,491,208	178,287,965	177,516,451

Distributions paid per common share	$0.16	$0.16	$0.64	$0.63

FFO payout ratio (distributions paid per common share/FFO per diluted share)	53.3%	45.7%	49.6%	67.0%

(a)

BRANDYWINE REALTY TRUST

SAME STORE OPERATIONS – 4th QUARTER

(unaudited and in thousands)

Of the 93 properties owned by the Company as of December 31, 2017, a total of 83 properties ("Same Store Properties") containing an aggregate of 14.3 million net rentable square feet were owned for the entire three-month periods ended December 31, 2017 and 2016. As of December 31, 2017, four properties were recently completed/acquired, two properties were in development and four properties were in redevelopment. Average occupancy for the Same Store Properties was 92.8% during 2017 and 94.4% during 2016. The following table sets forth revenue and expense information for the Same Store Properties:

	Three Months Ended December 31,
	2017	2016
Revenue
Rents	$90,603	$91,748
Tenant reimbursements	16,861	15,641
Termination fees	357	335
Other	416	436
Total revenue	108,237	108,160

Operating expenses
Property operating expenses	32,628	31,326
Real estate taxes	10,012	9,682
Net operating income	$65,597	$67,152

Net operating income - percentage change over prior year	-2.3%

Net operating income, excluding net termination fees & other	$64,824	$66,381

Net operating income, excluding net termination fees & other - percentage change over prior year	-2.3%

Net operating income	$65,597	$67,152
Straight line rents & other	(143)	(3,164)
Above/below market rent amortization	(450)	(1,451)
Amortization of tenant inducements	390	724
Non-cash ground rent	22	22
Cash - Net operating income	$65,416	$63,283

Cash - Net operating income - percentage change over prior year	3.4%

Cash - Net operating income, excluding net termination fees & other	$64,439	$62,406

Cash - Net operating income, excluding net termination fees & other - percentage change over prior year	3.3%

	Three Months Ended December 31,
	2017	2016
Net income (loss)	$73,844	$(12,370)
Add/(deduct):
Interest income	(478)	(266)
Interest expense	20,413	20,374
Interest expense - amortization of deferred financing costs	628	633
Equity in loss of real estate ventures	2,919	2,180
Net gain on real estate venture transactions	(52,186)	(471)
Net gain on disposition of real estate	(23,246)	(2,358)
Net gain on sale of undepreciated real estate	-	(9,044)
Loss on early extinguishment of debt	3,933	-
Depreciation and amortization	46,773	46,940
General & administrative expenses	6,741	5,885
Income tax provision	404	-
Provision for impairment	-	27,448
Consolidated net operating income	79,745	78,951
Less: Net operating income of non-same store properties and elimination of non-property specific operations	(14,148)	(11,799)
Same store net operating income	$65,597	$67,152

BRANDYWINE REALTY TRUST

SAME STORE OPERATIONS – TWELVE MONTHS

(unaudited and in thousands)

Of the 93 properties owned by the Company as of December 31, 2017, a total of 83 properties ("Same Store Properties") containing an aggregate of 14.3 million net rentable square feet were owned for the entire twelve-month periods ended December 31, 2017 and 2016. As of December 31, 2017, four properties were recently completed/acquired, two properties were in development and four properties were in redevelopment. Average occupancy for the Same Store Properties was 93.5% during 2017 and 94.2% during 2016. The following table sets forth revenue and expense information for the Same Store Properties:

	Twelve Months Ended December 31,
	2017	2016
Revenue
Rents	$365,717	$365,415
Tenant reimbursements	66,124	61,747
Termination fees	1,893	660
Other	2,056	1,744
Total revenue	435,790	429,566

Operating expenses
Property operating expenses	126,463	124,154
Real estate taxes	39,928	39,061
Net operating income	$269,399	$266,351

Net operating income - percentage change over prior year	1.1%

Net operating income, excluding net termination fees & other	$265,450	$263,947

Net operating income, excluding net termination fees & other - percentage change over prior year	0.6%

Net operating income	$269,399	$266,351
Straight line rents & other	(6,117)	(20,231)
Above/below market rent amortization	(2,694)	(6,648)
Amortization of tenant inducements	1,448	1,752
Non-cash ground rent	88	88
Cash - Net operating income	$262,124	$241,312

Cash - Net operating income - percentage change over prior year	8.6%

Cash - Net operating income, excluding net termination fees & other	$257,043	$238,365

Cash - Net operating income, excluding net termination fees & other - percentage change over prior year	7.8%

	Twelve Months Ended December 31,
	2017	2016
Net income:	$121,859	$40,501
Add/(deduct):
Interest income	(1,113)	(1,236)
Interest expense	81,886	84,708
Interest expense - amortization of deferred financing costs	2,435	2,696
Interest expense - financing obligation	-	679
Equity in loss of real estate ventures	8,306	11,503
Net gain on real estate venture transactions	(80,526)	(20,000)
Net gain on disposition of real estate	(31,657)	(116,983)
Net gain on sale of undepreciated assets	(953)	(9,232)
Loss on early extinguishment of debt	3,933	66,590
Depreciation and amortization	179,357	189,676
General & administrative expenses	28,538	26,596
Income tax benefit	(628)	-
Provision for impairment	3,057	40,517
Consolidated net operating income	314,494	316,015
Less: Net operating income of non-same store properties and elimination of non-property specific operations	(45,095)	(49,664)
Same store net operating income	$269,399	$266,351